EXHIBIT NO. 10.2

August 1, 2001

Ms. Elaine A. Pullen

12 Springside Lane

Sherman, Connecticut 06784

Dear Elaine:

     I am pleased to offer you the position of President of our subsidiary Gerber Scientific Products, Inc. In this capacity, you will be reporting directly to me.

     After thorough conversations with the members of our Management Development and Compensation Committee, we are unanimous in feeling that you will be an excellent addition to our management team.

     Your base salary will be $225,000 per year. You will be eligible to participate in the Company's Executive Annual Incentive Bonus Plan (copy attached). Your bonus target will be 50% of your base salary and you have the opportunity to earn up to 100% of your base salary. The Executive Bonus is ordinarily paid in mid-June.

     In addition to your salary, we will pay you a "living allowance" of $18,000, payable weekly over six months. We will also pay you a "settling in" allowance on or after January 2, 2002, and we will gross up this amount so that you receive $18,750 after tax.

     Your base salary will be reviewed again in November 2001, which is when the Management Development and Compensation Committee will review the compensation of all Gerber executives.

     As a further incentive, the Company offers stock options to its executives who are most responsible for the growth and success of the Company and its subsidiaries. Our Employee Stock Plan is administered by the Management Development and Compensation Committee. At the Committee's August 30th meeting, you will be granted options to purchase 30,000 shares of Gerber common stock. The exercise price will be the closing price of Gerber common stock on that date and the options will vest in three equal annual installments beginning one year from the date of grant. You will also be awarded 5,000 restricted shares of Gerber common stock with three-year cliff vesting. Future stock grants are at the discretion of the Committee.

     In addition to all other existing Company employee benefits, including medical, dental, life and disability insurance (as described in the attached summary), you will be entitled to three (3) weeks vacation per year and as a highly compensated employee, you will be eligible to participate in Gerber's deferred compensation program.

     We will recommend to the Board your appointment as a Senior Vice President of Gerber Scientific, Inc. As such, you will be entitled to Change-in-Control and executive severance benefits. In the case of a change in control, as a Senior Vice President you will receive 2.5 years' salary and target bonus. You will also receive medical benefits during this period. The severance multiple for a Senior Vice President is 18 months. A sample Change-in-Control Agreement and a copy of our Severance Policy are enclosed.

     Gerber has a mandatory drug-testing program for all employees. Becket McNab will help you arrange for this testing prior to your commencement date.

     Gerber Scientific, Inc. offers you this position on the basis of your business and technical skills that you have demonstrated to us. We expect you to honor any and all obligations regarding proprietary and confidential information which you may have obtained from any former employers just as we expect that you will refrain from disclosing to third parties any confidential and proprietary information you may learn while employed by Gerber. It is the individual responsibility of all Gerber employees to fully comply with and to honor all of their obligations regarding information of confidential or proprietary nature.

     Gerber Scientific is an "at will" employer. This means that your employment with Gerber is for no fixed term and that either you or Gerber may, at any time and for any reason, decide to terminate the employment relationship without any liability to the other.

     On your starting date, please bring with you documents that substantiate your identity and eligibility for employment in this country (i.e., Social Security card, birth certificate, driver's license, or a valid passport). This is a requirement of the Immigration and Control Act.

     Elaine, I believe Gerber offers you an exciting and challenging career opportunity. As we agreed, your employment will commence on August 9, 2001. Please indicate your acceptance of the terms and conditions of this offer by signing and returning the enclosed copy of this letter.

Very truly yours,

Michael J. Cheshire
Chairman and Chief Executive Officer

Enclosures

cc:     BQ McNab

Accepted and agreed this 9th day of
August, 2001.

_________________________________

Elaine A. Pullen

MEMORANDUM

To:     Elaine A. Pullen

Date:     August 30, 2001

     The purpose of this memorandum is to modify the terms of our offer letter to you dated August 1, 2001, which states, inter alia, that on August 30, 2001, you will be granted 30,000 shares of Gerber common stock.

     At the August 30, 2001 meeting of the Management Development and Compensation Committee of the Board of Directors of the Company, senior management of the Company recommended that you be granted options to purchase 40,000 shares of Gerber's common stock. I am very pleased to advise you that the Committee approved this recommendation.

     All other terms of our offer letter remain unchanged.

     Please indicate your acceptance of this modification by signing and returning the enclosed copy of this memorandum.

Michael J. Cheshire

Enclosure

Accepted and Agreed this 7th day of
September, 2001.

_________________________________

Elaine A. Pullen